UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): AUGUST 2, 2004


                               CIROND CORPORATION
             (Exact name of registrant as specified in its charter)


              NEVADA                      0-49763            88-0469593
  (State or other jurisdiction of       (Commission         (IRS Employer
          incorporation)                File Number)      Identification No.)


    4185 STILL CREEK DRIVE #B-101, BURNABY, BRITISH COLUMBIA, CANADA V5C 6G9
               (Address of principal executive offices) (Zip Code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

        Registrant's telephone number, including area code (604) 205-5039

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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ITEM 5.02.  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS;
            APPOINTMENT OF PRINCIPAL OFFICERS.

APPOINTMENT OF NEW CORPORATE SECRETARY

Effective September 23, 2004, Isaac Moss was appointed as Secretary of Cirond Corporation. In connection with Mr. Moss' appointment, Nicholas Miller (a director, President and CEO of Cirond) resigned as Secretary, effective September 23, 2004.

Isaac Moss is a graduate of the University of Cape Town with a Bachelors Degree in Social Science and Masters Degree in Public Administration. Since 1987 Mr. Moss has served as a consultant providing strategic business advisory services to emerging growth companies in diverse fields in the chemical, resource, hospitality, entertainment and hospitality, forest products, environmental, agro-industrial, telecommunications and bio technology sectors. Mr. Moss has been semi retired since 2000.

Mr. Moss is a director of Resource Finance and Investment, a Bermuda company, which files reports with the Securities and Exchange Commission and is listed on the OTC bulletin board. In addition, Mr. Moss is the Corporate Secretary of Globetech Ventures Corp., a Canadian company, which files reports with the Securities and Exchange Commission.

There have been no transactions during the last two years, or proposed transactions, to which Cirond was, or is to be, a party in which Mr. Moss, or any member of his immediate family, had a direct or indirect material interest.

There are no family relationship among Cirond's officers or directors.

ELECTION OF NEW DIRECTORS

Effective September 23, 2004, Tate Holt and Blain Archer were elected as members of Cirond's Board of Directors. Mr. Holt and Mr. Archer were appointed by Nicholas Miller, at the time, the sole director of Cirond.

Except for Mr. Holt and Mr. Archer agreeing to become members of Cirond's Board of Directors, there are no arrangements or understandings between Mr. Holt, Mr. Archer and Mr. Miller regarding Messrs. Holt's and Archer's selection as directors of Cirond.

It is expected that Cirond's Board of Directors will form a marketing advisory board, a compensation committee and an audit and finance committee. Mr. Holt is expected to be appointed to the marketing advisory board and the compensation committee. Mr. Archer is expected to chair the audit and finance committee. It is possible that Messrs. Holt and Archer may serve on other committees.



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There have been no transactions during the last two years, or proposed transactions, to which Cirond was, or is to be, a party in which Messrs. Holt or Archer, or any member of their immediate families, had a direct or indirect material interest.

ITEM 8.01         OTHER EVENTS

On August 2, 2004, Cirond entered into a Management Services Agreement with Securities Trading Services Inc. ("STS"), First Floor, World Trade Centre One, 10 route de'laeroport, 1215 Genevea 15, Switzerland. The agreement is effective as of August 2, 2004 and has a term of two years. Pursuant to the terms of the agreement, Cirond must issue 1,200,000 shares of its common stock to STS at a deemed price of $1.50 per share. The shares will be held in escrow by Cirond, with Cirond releasing 50,000 shares from escrow for every month of services performed. STS may not vote any unearned shares held in escrow by Cirond. In the event of a termination of the agreement, Cirond may repurchase and cancel any unearned shares for $0.001 per share in an amount equal to 50,000 shares times the number of months remaining under the agreement after termination. The repurchase right shall lapse on August 31, 2006 if the agreement is not terminated earlier. STS was granted piggy-back registration rights in connection with the agreement and the shares are subject to anti-dilution provisions in the event of a consolidation of Cirond's share capital. In addition, upon closing of an equity financing of $1 million dollars, Cirond shall pay a consulting fee in the amount of $5,000 to STS upon the first day of each month. Upon closing of an equity financing of $5 million or more, the consulting fee shall be increased to $8,000 per month.




















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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CIROND CORPORATION


September 27, 2004                 By:   /s/ NICHOLAS MILLER
                                      ------------------------------------------
                                      Nicholas Miller
                                      President and Chief Executive Officer























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